Exhibit 21

List of Subsidiaries of Post-Business Combination

Subsidiarites	Business	Place of Incorporation
Golden Path Acquisition Corporation	A blank check company	Cayman Islands

MC Hologram Inc.	A holding company	Cayman Islands

Quantum Edge HK Limited	A holding company	Hong Kong

Beijing Xihuiyun Technology Co., Ltd.	A holding company	PRC

Shanghai Mengyun Holographic Technology Co.,Ltd.	Primarily engages in holographic integrated solutions.	PRC

Shenzhen Mengyun Holographic Technology Co.,Ltd.	Primarily engages in holographic integrated solutions.	PRC

Shenzhen Qianhai Youshi Technology Co., Ltd.	-Primarily engages in holographic content sales and SDK software services.	PRC

Shenzhen Yijia Network Technology Co., Ltd.	Primarily engages in holographic content sales and SDK software services.	PRC

Kashgar Youshi Information Technology Co., Ltd.	Primarily engages in holographic content sales and SDK software services.	PRC

Horgos Youshi Network Technology Co., Ltd.	Primarily engages in holographic content sales and SDK software services.	PRC

Horgos Weiyi Software Technology Co., Ltd.	Primarily engages in holographic integrated solutions.	PRC

Shenzhen BroadVision Technology Co., Ltd	Primarily engages in holographic PCBA solutions.	PRC

Mcloudvr Software Network Technology HK Co., Limited	Primarily engages in holographic integrated solutions.	Hong Kong

Shenzhen Tianyuemeng Technology Co., Ltd.	Primarily engages in holographic advertising services.	PRC

Broadvision Intelligence (Hong Kong), Ltd.	No operation	Hong Kong

Horgos BroadVision Technology Co., Ltd.	Primarily engages in holographic PCBA solutions.	PRC

Horgos Tianyuemeng Technology Co., Ltd.	Primarily engages in SDK software services.	PRC

Horgos Tianyuemeng Technology Co., Ltd.-Shenzhen Branch	Primarily engages in software development	PRC